EXHIBIT 99

FOR IMMEDIATE RELEASE: December 17, 1997

Heilig-Meyers Reports 3rd Quarter Results and Announces an Aggressive Plan to Improve Core Store Profitability

Heilig-Meyers Company (NYSE:HMY), the Richmond-based home furnishings retailer, today announced an aggressive plan to improve profitability in its Heilig-Meyers division. The plan includes three main components: (1) expense reductions; (2) restructuring of certain aspects of the business; and (3) core store operating initiatives. The Company said that it expects to incur a total of $134.0 million in pre-tax special charges in its third and fourth quarters in connection with this plan. A total of $85.8 million pre-tax or $0.97 per share of special charges were recorded in the third quarter, which ended November 30, 1997, resulting in a net loss of $49.1 million or $0.85 per share versus earnings of $9.5 million or $0.19 per share in the prior year quarter. The Company reported that total revenues for the three-month period increased approximately 64.1% to $678.5 million from $413.5 million in the prior year.

For the nine months ended November 30, 1997, total revenues increased 64.6% to $1.8 billion from $1.1 billion in the prior year. Including $85.8 million in pre-tax special charges associated with the profit improvement plan for the Heilig-Meyers division, the Company has incurred a net loss of $26.1 million or $0.46 per share for the nine-month period versus earnings of $29.6 million or $0.60 per share in the prior year.

The Company stated that its profit improvement plan will result in approximately $30.0 million of expense reductions. An estimated $20.0 million in costs are expected to be eliminated from corporate overhead and non-store locations and the remaining $10.0 million in expense reductions would be at the store level principally through personnel attrition. The Company commented that in the current retail home furnishings environment, which is characterized by an increase in consumer credit problems and bankruptcies, the organization must seek to be as efficient as possible and that investments which fail to produce adequate returns must be eliminated.

Management noted that the $134.0 million in special charges associated with the profit improvement plan would principally be a result of store closings, severance arrangements, accelerated write-offs of accounts in bankruptcy and the reorganization of its private label revolving credit program. Approximately $51.0 million of the charges are related to the closing of approximately 60 Heilig-Meyers stores. Approximately $14.0 million of the $51.0 million will result from an increase in the bad debt reserve to cover the sale of installment accounts receivable for these stores, and approximately $14.5 million will result from the establishment of reserves to cover future payments for lease commitments. The remaining $22.5 million in special charges associated with store closings will result from reserves for the disposal of fixed assets, severance arrangements and the write-off of goodwill associated with the closed stores. The majority of stores identified to be closed are in larger markets where it is more difficult for the Heilig-Meyers small-town format to be successful. William C. DeRusha, Chairman and Chief Executive Officer, commented that the Company's recently acquired Rhodes and The RoomStore units are better suited for larger markets, and that the size and location of the stores targeted for closing were not adequate for conversion.

The $134.0 million in special charges also includes a $50.0 million increase in bad debt reserves resulting from a more conservative approach to its estimates for write-offs relating to customer accounts entering into bankruptcy and the Company's installment portfolio. Approximately $38.0 million is related to accounts in bankruptcy and approximately $12.0 million is related to accounts in the installment portfolio. Troy A. Peery, Jr., President and Chief Operating Officer commented, The Company is taking this action in response to a challenging consumer credit environment and


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these  aggressive  steps will allow the Company to focus on new business  while maintaining the proper balance in sales and credit risk.

The remaining portion of the $134.0 million in special charges is associated with approximately $15.0 million in costs relating to the
Company's  plan to reorganize   it's   Heilig-Meyers   private  label
credit  card  program,   and approximately  $18.0 million in costs
relating to non-store employee severance arrangements and the disposition of certain real estate. The overall cash impact related to the special charges will be positive as cash received from the sale of certain assets, and from income tax benefits is expected to significantly exceed cash expenditures primarily related to severance costs and potential lease settlements.

Management also outlined a number of core store operating initiatives to improve performance in the Heilig-Meyers stores. It indicated that current plans are to significantly slow the growth of the Heilig-Meyers units over the next year to allow the maturation of this division and further improve results. Management also noted that approximately 20 to 30 stores would be relocated in an effort to place those stores in higher traffic locations. The Company has developed and is initiating a merchandising and advertising strategy which will differentiate between the larger and smaller Heilig-Meyers markets, thereby reaching those customers in these respective areas through different mediums and types of messages better suited for each type of market. Management added that plans were under way to strengthen inventory management in an effort to significantly reduce the frequency of assortment changes in the merchandise line-up. Further plans are to add consumer credit expertise to the senior management team and to further develop risk profiling, bankruptcy scoring and risk based pricing models for the installment program.

Management commented further that while it planned to slow growth in the Heilig-Meyers division, it expected to pursue opportunities in the Company's other formats. These opportunities would be in formats which are less capital intensive and are currently operating at higher levels of returns than the Heilig-Meyers division. The Company also indicated that it will adopt a rigorous capital allocation process under which all expansion and capital projects will be subjected to stringent return on investment criterion. Mr. Peery said that, Heilig-Meyers remains and will remain the Company's flagship operation and that there are a tremendous number of towns to which Heilig-Meyers could expand. However in the near-term, growth would be primarily in the Company's other divisions.

In a closing statement, management commented that the profit improvement plan and related initiatives are intended to help
Heilig-Meyers Company enter its upcoming fiscal year stronger and more focused than anytime in the Company's history. Management added that consolidated earnings for fiscal 1999 are expected to be significantly improved and that the Company maintains its 15-20% long-term growth target for earnings per share going forward.

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION
REFORM ACT OF 1995: The forward looking statements made above and identified by such words as expects, likely, and plans, reflect the Company's reasonable judgments with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the Company's ability to extend credit to its customers, the costs and effectiveness of promotional activities as well as the Company's access to, and cost of, capital. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of forward-looking statements.

Heilig-Meyers Company, a Virginia Corporation, currently operates 1,190 stores; 864 as Heilig-Meyers, 171 as Mattress Discounters, 100 as Rhodes, 23 as The RoomStore and 32 in Puerto Rico as Berrios.